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                                                                     EXHIBIT 5.1

                                  June 6, 2002

Board of Directors
Dominion Homes, Inc.
5501 Frantz Road
Dublin, Ohio 43017-0766

                  Re:      Registration Statement on Form S-2
                           Registration No. 333-87454

Ladies and Gentlemen:

                  We have acted as counsel for Dominion Homes, Inc., an Ohio corporation (the "Company"), in connection with the public offering of up to 2,012,500 common shares of the Company, without par value (the "Shares"), pursuant to Registration Statement No. 333-87454 on Form S-2 (the "Registration Statement") under the Securities Act of 1933, as amended, that the Company filed on May 31, 2002 with the U.S. Securities and Exchange Commission. Of such Shares, the Company proposes to issue and sell 1,450,000 Shares, plus up to an additional 131,250 Shares if the Underwriters (as defined below) fully exercise their over-allotment option granted by the Company (the "Company Shares"), and BRC Properties, Inc. (the "Selling Shareholder") proposes to sell 300,000 Shares, plus up to an additional 131,250 Shares if the Underwriters fully exercise their over-allotment option granted by the Selling Shareholder (the "Selling Shareholder Shares"). The Company proposes to issue and sell the Company Shares, and the Selling Shareholder proposes to sell the Selling Shareholder Shares, to a group of underwriters (the "Underwriters") represented by Raymond James & Associates, Inc. and Legg Mason Wood Walker, Incorporated.

                  We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

                  Based upon the foregoing examination and in reliance thereon and the assumptions made herein, we are of the opinion that (i) the Shares have been duly authorized and (ii) the Selling Shareholder Shares are, and the Company Shares, when issued and sold pursuant to the Registration Statement and in accordance with the terms of the underwriting agreement among the Company, the Selling Shareholder and the Underwriters, substantially in the form filed as an exhibit to the Registration Statement, will be, legally issued, fully paid and non-assessable.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus which forms a part thereof.

                                         Very truly yours,



                                         /s/ VORYS, SATER, SEYMOUR AND PEASE LLP

                                         VORYS, SATER, SEYMOUR AND PEASE LLP